Albertsons Companies, Inc. Reports Fourth Quarter and Full Year Results

Provides Fiscal 2020 Outlook and Business Update on COVID-19
Boise, ID - April 30, 2020
Albertsons Companies, Inc. (the "Company") today reported results for the fourth quarter of fiscal 2019 and full year fiscal 2019, which ended February 29, 2020 and included 13 and 53 weeks, respectively. The Company also provided a fiscal 2020 outlook and an update on the business in response to the COVID-19 pandemic.
Fourth Quarter 2019 Highlights

•	Identical sales growth of 1.8%; ninth consecutive quarter of identical sales growth

•	Net income of $68 million

•	Adjusted EBITDA of $756 million; slightly ahead of our expectations

•	Digital sales growth of 32%

•	Just for U registrations and digital coupon redemptions up 26% and 37%, respectively
Fiscal 2019 Highlights

•	Identical sales growth of 2.1%

•	Net income of $466 million

•	Adjusted EBITDA of $2,834 million

•	Digital sales growth of 39%

•	Total net leverage reduced to 2.9x, an improvement from 3.5x a year ago

"We are pleased that our momentum continued as we closed fiscal 2019, with improved performance on the top and bottom line. However, the world has changed since then, and we are heavily focused on supporting our associates, our customers and the communities we serve as we respond to the increased demand resulting from the COVID-19 pandemic," said Vivek Sankaran, President and Chief Executive Officer. "We are so proud of the efforts of our store, distribution and manufacturing teams, whose work has been heroic in the face of this crisis, and we thank them for everything they continue to do. Both our stores and our online business are seeing significantly increased demand as consumers shift to more food-at-home."

Update on the First 8 Weeks of Fiscal 2020

Since the beginning of fiscal 2020, the Company has experienced significant increases in customer traffic, product demand and overall basket size in stores and online as customers adjust to the circumstances around COVID-19. As a result, identical sales increased 47% during the first four weeks of fiscal 2020 (ending March 28, 2020), and increased 21% during the second four weeks of fiscal 2020 (ending April 25, 2020). Quarter to date identical sales for the first eight weeks of fiscal 2020 increased 34% compared to the comparable period during fiscal 2019. A further discussion of the Company's responses to COVID-19 can be found below.

Fourth Quarter of Fiscal 2019 Results
Sales and other revenue was $15.4 billion during the 13 weeks ended February 29, 2020 ("fourth quarter of fiscal 2019") compared to $14.0 billion during the 12 weeks ended February 23, 2019 ("fourth quarter of fiscal 2018"). The increase in sales was primarily driven by the extra week in the fourth quarter of fiscal 2019, which contributed approximately $1.1 billion, and the Company's 1.8% increase in identical sales, partially offset by a reduction in sales related to store closures. The Company's 1.8% increase in identical sales was negatively impacted by approximately 30 basis points due to the timing of the Thanksgiving holiday.
Gross profit margin decreased to 28.6% during the fourth quarter of fiscal 2019 compared to 29.0% during the fourth quarter of fiscal 2018. Excluding the impact of fuel, gross profit margin decreased 20 basis points. The decrease was primarily attributable to incremental rent expense related to the Company's previously completed sale leaseback transactions of certain distribution centers, selective investments in price and promotions and a less favorable LIFO adjustment compared to the fourth quarter of fiscal 2018.
Selling and administrative expenses decreased to 26.5% of sales during the fourth quarter of fiscal 2019 compared to 26.9% of sales for the fourth quarter of fiscal 2018. Excluding the impact of fuel, selling and administrative expenses as a percentage of sales were 30 basis points lower than the fourth quarter of fiscal 2018. The decrease in selling and administrative expenses was primarily driven by lower depreciation and amortization expense, lower acquisition and integration-related costs, and lower employee-related costs as a percentage of sales, partially offset by investments in strategic digital and technology initiatives and higher rent expense related to previously completed sale leaseback transactions.
Interest expense was $140.5 million during the fourth quarter of fiscal 2019 compared to $168.3 million during the fourth quarter of fiscal 2018. The decrease in interest expense is primarily attributable to lower average outstanding borrowings compared to the fourth quarter of fiscal 2018 and lower average interest rates. The weighted average interest rate during the fourth quarter of fiscal 2019 and the fourth quarter of fiscal 2018 was 6.1% and 6.5%, respectively, excluding amortization and write-off of deferred financing costs and original issue discount.
Loss on debt extinguishment was $45.6 million during the fourth quarter of fiscal 2019 compared to a gain on debt extinguishment of $0.8 million during the fourth quarter of fiscal 2018. The loss on debt extinguishment related to the non-cash write-off of deferred financing costs and original issue discount in connection with the extinguishment of our term loan facility during the fourth quarter of fiscal 2019.
Income tax expense was $22.3 million during the fourth quarter of fiscal 2019 compared to income tax expense of $1.4 million during the fourth quarter of fiscal 2018.
Net income was $67.8 million during the fourth quarter of fiscal 2019 compared to net income of $135.6 million during the fourth quarter of fiscal 2018.
Adjusted EBITDA was $755.6 million during the fourth quarter of fiscal 2019 compared to $727.2 million during the fourth quarter of fiscal 2018. The increase in Adjusted EBITDA primarily reflects the extra week in the fourth quarter of fiscal 2019 and the Company's 1.8% increase in identical sales, partially offset by lower fuel margins compared to a year ago, an increase in rent expense related to sale leaseback transactions and investments in strategic digital and technology initiatives.

Fiscal 2019 Results

Sales and other revenue was $62.5 billion during the 53 weeks ended February 29, 2020 ("fiscal 2019") compared to $60.5 billion during the 52 weeks ended February 23, 2019 ("fiscal 2018"). The increase in sales was primarily driven by the Company's 2.1% increase in identical sales and the extra week in fiscal 2019, partially offset by a reduction in sales related to store closures.

Gross profit margin increased to 28.2% in fiscal 2019 compared to 27.9% in fiscal 2018. Excluding the impact of fuel, gross profit margin increased 20 basis points. The increase in fiscal 2019 as compared to fiscal 2018 was primarily attributable to lower shrink expense, improved product mix, including increased penetration in Own Brands and natural and organic products, partially offset by continued reimbursement rate pressures in pharmacy and higher rent expense related to sale leaseback transactions.
Selling and administrative expenses decreased 30 basis points to 26.6% of sales in fiscal 2019 from 26.9% in fiscal 2018. Excluding the impact of fuel, selling and administrative expenses as a percentage of sales also decreased 30 basis points during fiscal 2019 compared to fiscal 2018. The decrease during fiscal 2019 compared to fiscal 2018 was primarily attributable to lower acquisition and integration-related costs and lower depreciation and amortization expense, partially offset by an increase in rent and occupancy costs related to sale leaseback transactions and investments in strategic digital and technology initiatives.
Gain on property dispositions and impairment losses, net was $484.8 million during fiscal 2019 compared to $165.0 million during fiscal 2018. The gain on property dispositions in fiscal 2019 was primarily due to gains related to the sale leaseback transactions completed during fiscal 2019.
Interest expense was $698.0 million during fiscal 2019 compared to $830.8 million during fiscal 2018. The decrease in interest expense was primarily attributable to lower average outstanding borrowings compared to fiscal 2018 as a result of the Company's term loan paydown and other debt reduction during fiscal 2019.
Loss on debt extinguishment was $111.4 million during fiscal 2019 compared to $8.7 million during fiscal 2018. The loss on debt extinguishment in fiscal 2019 related to the non-cash write-off of debt discounts associated with the repurchase of New Albertsons L.P. notes and the extinguishment of our term loan facility during the fourth quarter of fiscal 2019.
Income tax expense was $132.8 million during fiscal 2019 and an income tax benefit of $78.9 million during fiscal 2018. The tax benefit during fiscal 2018 was primarily driven by adjustments related to the Tax Cuts and Jobs Act.
Net income was $466.4 million during fiscal 2019 compared to net income of $131.1 million during fiscal 2018.
Adjusted EBITDA was $2.83 billion during fiscal 2019 compared to $2.74 billion during fiscal 2018. The increase in Adjusted EBITDA primarily reflects the Company's increase in identical sales, improvements in shrink expense, higher fuel margins and the impact of the extra week in fiscal 2019, partially offset by an increase in rent expense related to sale leaseback transactions and investments in strategic digital and technology initiatives.

Liquidity, Capital Investments and Debt Management
Net cash provided by operating activities was $1.9 billion during fiscal 2019 compared to $1.7 billion during fiscal 2018. The increase in cash flow from operations was primarily driven by the improvement in Adjusted EBITDA, lower acquisition and integration costs, lower contributions to pension plans, lower interest paid and the additional week in fiscal 2019, partially offset by an increase in income taxes paid, incremental rent expense related to sale leaseback transactions and changes in working capital.

During fiscal 2019, the Company invested approximately $1.5 billion in capital expenditures, which included the completion of 243 remodel projects, the opening of 14 new stores and investments in distribution center automation and capital related to other strategic technology initiatives.

On February 5, 2020, the Company issued $750 million in aggregate principal amount of new 3.50% senior unsecured notes due February 15, 2023 (the "2023 Notes"), $600 million in aggregate principal amount of additional 4.625% senior unsecured notes due January 15, 2027 (the "Additional 2027 Notes") and $1,000 million in aggregate principal amount of new 4.875% senior unsecured notes due February 15, 2030 (the "2030 Notes" and together with the 2023 Notes and Additional 2027 Notes, the "New Notes"). The net proceeds received from the issuance of the New Notes, together with approximately $18 million of cash on hand, were used to (i) fund the prepayment in full of our then-

existing secured term loan facility and (ii) pay fees and expenses related to the prepayment of the secured term loan facility and the issuance of the New Notes.

The Company made significant progress in fiscal 2019 in delevering the balance sheet, reducing its principal debt balance by approximately $2.0 billion. At the end of fiscal 2019, the Company's total net debt to Adjusted EBITDA ratio was 2.9x.
2020 Outlook
Prior to the COVID-19 pandemic, the Company's plan for fiscal 2020 included the following:

•	Identical sales of 2.0%

•	Adjusted EBITDA of $2.875 billion

•	Operating income of $1.3 billion

•	Capital expenditures of $1.5 billion

As discussed above, during the first eight weeks of fiscal 2020, the Company's identical sales increased 34%, and generated higher than normal flow through to operating income and Adjusted EBITDA. Although the Company is unable to predict the continuing impact of COVID-19 on sales, gross profit and expenses for the balance of the year, it is currently expected that it can achieve or exceed its original plan.

In addition, to preserve financial flexibility during the COVID-19 pandemic, in March 2020, the Company drew down $2.0 billion on its $4.0 billion asset-based revolving credit facility ("ABL Facility"). While the Company does not anticipate using the cash, the proceeds of such borrowing under the ABL Facility was a precautionary measure in order to increase its cash position in light of current uncertainty resulting from COVID-19. The proceeds from such borrowing are currently being held on the Company's balance sheet. As noted above, subsequent to the end of fiscal 2019, the Company has experienced a material increase in identical sales, which has led to increased inventory turns, reduced inventory levels and incremental cash flows. As a result, the Company's cash balance as of April 24, 2020 was approximately $4.0 billion, which includes the proceeds from the ABL Facility, and its total debt net of cash was approximately $6.7 billion.

The Company is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in the 2020 outlook guidance without unreasonable effort because it is not possible to predict certain of the adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of the Company's control and its unavailability could have a significant impact on 2020 GAAP financial results.

Update on COVID-19

Since the beginning of the COVID-19 pandemic, we have acted swiftly to prioritize the safety of our front-line associates and customers, while delivering the essential services we provide in our communities. In responding to the pandemic, we have taken a number of pro-active steps. Among the steps we have taken:

•
We have increased the frequency of how often we clean and disinfect all departments, restrooms, and other high-touch points of our stores, including check stands and service counters, and at the end of each business day we conduct a thorough disinfecting of our stores.

•	We have installed cart wipes and hand sanitizer stations in key locations within stores.

•	We have adjusted store hours in certain stores to give store teams the time they need to rest, restock shelves and clean and disinfect.

•	We have reserved special times for seniors and other vulnerable shoppers who must leave home to obtain their groceries.

•	We have installed plexiglass in our checkout lanes in all stores to serve as a protective barrier at the check stand.

•	We have secured masks and gloves for our front-line employees.

•	We have limited store occupancy to ensure proper social distancing during all hours, and further limited occupancy during times reserved for our most vulnerable customers to improve safety.

•	We have responded to increased demand for our eCommerce offerings by hiring additional pickers and drivers, and also simplified eCommerce offerings to focus on the products that are most in demand.

•	We have instituted “contact-free” delivery procedures for home delivery and Drive Up and Go.

•	We have announced a temporary increase in pay for all front-line associates of $2 per hour for every hour that they work beginning March 15, 2020 in recognition of their significant efforts.

•	We have hired over 55,000 new associates since the beginning of fiscal 2020, partnering with more than 35 companies to help keep Americans working.

We also announced a commitment of $50 million to hunger relief and previously launched a major fundraiser to help feed families in need during the COVID-19 crisis and to help ensure that they get the food they need.

About Albertsons Companies
Albertsons Companies is a leading food and drug retailer in the United States. As of February 29, 2020, the Company operated 2,252 retail stores with 1,726 pharmacies, 402 associated fuel centers, 23 dedicated distribution centers and 20 manufacturing facilities. The Company's stores predominantly operate under the banners Albertsons, Safeway, Vons, Pavilions, Randalls, Tom Thumb, Carrs, Jewel-Osco, Acme, Shaw's, Star Market, United Supermarkets, Market Street and Haggen. Albertsons Companies is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In fiscal 2019 alone, along with the Albertsons Companies Foundation, the Company gave $225 million in food and financial support. These efforts helped millions of people in the areas of hunger relief, education, cancer research and treatment, programs for people with disabilities and veterans’ outreach. As noted above, the Company has pledged $50 million to hunger relief and is currently conducting a major fundraiser to help feed families, school children and seniors in need during the COVID-19 crisis.

Forward-Looking Statements, Non-GAAP Measures and Identical Sales
This earnings report may include forward-looking statements within the meaning of the federal securities laws. Forward-looking statements contain information about future operating or financial performance. Forward-looking statements are based on the Company's current expectations and assumptions about market conditions and our future operating performance which the Company believes to be reasonable at this time. The Company's results may vary significantly from quarter to quarter, and these expectations and assumptions involve risks and uncertainties, including changes in macroeconomic conditions and the Company's industry, failure to achieve anticipated synergies and cost-savings, increased rates of food price inflation or deflation and other factors, that could cause actual results or events to be materially different from those anticipated. The Company undertakes no obligation to update or revise any such statements as a result of new information, future events or otherwise.

EBITDA and Adjusted EBITDA together with the total Net Debt to Adjusted EBITDA ratio (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income and gross profit. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing operating performance, and thereby facilitate review of its operating performance on a period-to-period basis. Other companies may have different capital structures or different lease terms, and comparability to the Company's results of operations may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, the Company believes EBITDA and Adjusted EBITDA provide helpful information to analysts and investors to facilitate a comparison of its operating performance to that of other companies. The Company also uses Adjusted EBITDA, as further adjusted for additional items defined in its debt instruments, for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an implication that its future results will be unaffected by unusual or non-recurring items.

As used in this earnings release, the term "identical sales" includes stores operating during the same period in both the current fiscal year and the prior fiscal year, comparing sales on a daily basis. Direct to consumer internet sales are included in identical sales, and fuel sales are excluded from identical sales.

Albertsons Companies, Inc. and Subsidiaries
Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	Fourth Quarter Fiscal 2019	Fourth Quarter Fiscal 2018	Fiscal 2019	Fiscal 2018
Net sales and other revenue	$15,436.8	$14,016.6	$62,455.1	$60,534.5
Cost of sales	11,018.8	9,957.9	44,860.9	43,639.9
Gross profit	4,418.0	4,058.7	17,594.2	16,894.6

Selling and administrative expenses	4,093.5	3,771.6	16,641.9	16,272.3
Gain on property dispositions and impairment losses, net	(2.1)	(1.3)	(484.8)	(165.0)
Operating income	326.6	288.4	1,437.1	787.3

Interest expense, net	140.5	168.3	698.0	830.8
Loss (gain) on debt extinguishment	45.6	(0.8)	111.4	8.7
Other expense (income), net	50.4	(16.1)	28.5	(104.4)
Income before income taxes	90.1	137.0	599.2	52.2

Income tax expense (benefit)	22.3	1.4	132.8	(78.9)
Net income	$67.8	$135.6	$466.4	$131.1

Margins
Gross profit	28.6%	29.0%	28.2%	27.9%
Selling and administrative expenses	26.5%	26.9%	26.6%	26.9%

Store data
Number of stores at end of quarter/year	2,252	2,269

Albertsons Companies, Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)
(unaudited)

	February 29, 2020	February 23, 2019
ASSETS
Current assets
Cash and cash equivalents	$470.7	$926.1
Receivables, net	525.3	586.2
Inventories, net	4,352.5	4,332.8
Prepaid assets	255.0	316.2
Other current assets	127.8	88.7
Total current assets	5,731.3	6,250.0

Property and equipment, net	9,211.9	9,861.3
Operating lease right-of-use assets	5,867.4	—
Intangible assets, net	2,087.2	2,834.5
Goodwill	1,183.3	1,183.3
Other assets	654.0	647.5
TOTAL ASSETS	$24,735.1	$20,776.6

LIABILITIES
Current liabilities
Accounts payable	$2,891.1	$2,918.7
Accrued salaries and wages	1,126.0	1,054.7
Current maturities of long-term debt and finance lease obligations	221.4	148.8
Current operating lease obligations	563.1	—
Current portion of self-insurance liability	308.9	306.8
Taxes other than income taxes	318.1	309.0
Other current liabilities	475.7	414.7
Total current liabilities	5,904.3	5,152.7

Long-term debt and finance lease obligations	8,493.3	10,437.6
Long-term operating lease obligations	5,402.8	—
Deferred income taxes	613.8	561.4
Long-term self-insurance liability	838.5	839.5
Other long-term liabilities	1,204.3	2,334.7

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock	2.8	2.8
Additional paid-in capital	1,827.3	1,814.2
Treasury stock, at cost	(25.8)	(25.8)
Accumulated other comprehensive (loss) income	(118.5)	91.3
Retained earnings (accumulated deficit)	592.3	(431.8)
Total stockholders' equity	2,278.1	1,450.7
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$24,735.1	$20,776.6

Albertsons Companies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Fiscal 2019	Fiscal 2018
Cash flows from operating activities:
Net income	$466.4	$131.1
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on property dispositions and impairment losses, net	(484.8)	(165.0)
Depreciation and amortization	1,691.3	1,738.8
Operating lease right-of-use assets amortization	570.3	—
LIFO expense	18.4	8.0
Deferred income tax	(5.9)	(81.5)
Pension and post-retirement benefits (income) expense	(2.0)	24.5
Contributions to pension and post-retirement benefit plans	(11.0)	(199.3)
Loss (gain) on interest rate swaps and commodity hedges, net	50.6	(1.3)
Amortization and write-off of deferred financing costs	39.8	42.7
Loss on debt extinguishment	111.4	8.7
Equity-based compensation expense	32.8	47.7
Other operating activities	2.5	(42.7)
Changes in operating assets and liabilities, net of effects of acquisition of businesses:
Receivables, net	60.8	28.8
Inventories, net	(38.1)	80.3
Accounts payable, accrued salaries and wages and other accrued liabilities	85.3	98.4
Operating lease liabilities	(584.4)	—
Self-insurance assets and liabilities	(4.0)	(48.7)
Other operating assets and liabilities	(95.5)	17.4
Net cash provided by operating activities	1,903.9	1,687.9

Cash flows from investing activities:
Payments for property, equipment and intangibles, including payments for lease buyouts	(1,475.1)	(1,362.6)
Proceeds from sale of assets	1,096.7	1,252.0
Other investing activities	(0.1)	23.8
Net cash used in investing activities	(378.5)	(86.8)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	3,874.0	1,969.8
Payments on long-term borrowings	(5,676.6)	(3,082.3)
Payments of obligations under finance leases	(109.3)	(97.5)
Payments for debt financing costs	(53.2)	(27.0)
Employee tax withholding on vesting of phantom units	(18.8)	(15.3)
Purchase of treasury stock, at cost	—	(25.8)
Other financing activities	(30.3)	(36.1)
Net cash used in financing activities	(2,014.2)	(1,314.2)

Net (decrease) increase in cash and cash equivalents and restricted cash	(488.8)	286.9
Cash and cash equivalents and restricted cash at beginning of period	967.7	680.8
Cash and cash equivalents and restricted cash at end of period	$478.9	$967.7

Albertsons Companies, Inc. and Subsidiaries
Adjusted EBITDA
(in millions)
(unaudited)

The following is a reconciliation of Net income to Adjusted EBITDA:

	Fourth Quarter Fiscal 2019	Fourth Quarter Fiscal 2018	Fiscal 2019	Fiscal 2018
Net income	$67.8	$135.6	$466.4	$131.1
Depreciation and amortization	409.4	398.0	1,691.3	1,738.8
Interest expense, net	140.5	168.3	698.0	830.8
Income tax expense (benefit)	22.3	1.4	132.8	(78.9)
EBITDA	640.0	703.3	2,988.5	2,621.8

Loss (gain) on interest rate and commodity hedges, net	50.2	(0.3)	50.6	(1.3)
Integration costs (1)	0.6	21.9	37.0	186.3
Acquisition-related costs (2)	8.9	7.6	23.5	73.4
Equity-based compensation expense	8.0	12.2	32.8	47.7
Loss (gain) on debt extinguishment	45.6	(0.8)	111.4	8.7
Gain on property dispositions and impairment losses, net	(2.1)	(1.3)	(484.8)	(165.0)
LIFO (benefit) expense	(0.5)	(7.7)	18.4	8.0
Other (3)	4.9	(7.7)	57.0	(38.3)
Adjusted EBITDA (4)	$755.6	$727.2	$2,834.4	$2,741.3
(1) Related to conversion activities and costs associated with integrating acquired businesses, primarily the Safeway acquisition.
(2) Includes expenses related to acquisitions (including the mutually terminated merger with Rite Aid Corporation in fiscal 2018) and expenses related to management fees paid in connection with acquisition and financing activities.
(3) Primarily includes lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, net realized and unrealized gains and losses related to non-operating investments, adjustments for unconsolidated equity investments and adjustments to contingent consideration.
(4) The fourth quarter of fiscal 2019 includes an estimated $54 million of incremental Adjusted EBITDA due to the impact of the additional week in fiscal 2019's 53-week annual period.

The following is the total net debt to Adjusted EBITDA ratio:

	Fiscal 2019	Fiscal 2018
Total debt (including capital leases)	$8,714.7	$10,586.4
Cash and cash equivalents	470.7	926.1
Total debt net of cash	8,244.0	9,660.3

Adjusted EBITDA	$2,834.4	$2,741.3

Total net debt to Adjusted EBITDA ratio	2.9	3.5